Exhibit 4.8

FORM OF

SECURED PROMISSORY NOTE

$5,000,000	Dated: April 19, 2012

FOR VALUE RECEIVED, the undersigned, HYPERION THERAPEUTICS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to              (“Lender”) the principal amount of Five Million Dollars ($5,000,000) or such lesser amount as shall equal the outstanding principal balance of the Term Loan made to Borrower by Lender, plus interest on the aggregate unpaid principal amount of the Term Loan, at the rates and in accordance with the terms of the Loan and Security Agreement by and between Borrower and Silicon Valley Bank, as Collateral Agent, and the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). If not sooner paid, the entire principal amount and all accrued interest hereunder and under the Loan Agreement shall be due and payable on Term Loan Maturity Date as set forth in the Loan Agreement

Principal, interest and all other amounts due with respect to the Term Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Loan and Security Agreement, dated as of April 19, 2012, to which Borrower and Lender are parties (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of this secured Term Loan to Borrower, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events.

This Note may not be prepaid except as provided in the Loan Agreement. This Note and the obligation of Borrower to repay the unpaid principal amount of the Term Loan, interest on the Term Loan and all other amounts due Lenders under the Loan Agreement is secured under the Loan Agreement.

Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.

Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and costs, incurred by Lenders in the enforcement or attempt to enforce any of Borrower’s obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

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IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

HYPERION THERAPEUTICS, INC.

By:

Name:

Title: